SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ____)

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[ ]	Definitive Proxy Statement
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[X]	Soliciting Material under Rule 14a-12

BANCORP RHODE ISLAND, INC.
(Name of Registrant as Specified in its Charter)

Financial Edge Fund, L.P.
PL Capital, LLC
Goodbody/PL Capital, LLC
Financial Edge-Strategic Fund, L.P.
PL Capital/Focused Fund, L.P.
Goodbody/PL Capital, L.P.
PL Capital Advisors, LLC
Richard J. Lashley
John W. Palmer
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Filed by PL Capital Group

        On February 2, 2009, PL Capital Group issued a press release related to Bancorp Rhode Island, Inc. and PL Capital Group’s potential submission of corporate governance proposals for approval by stockholders at Bancorp Rhode Island’s 2009 Annual Meeting of Stockholders. A copy of the press release follows as part of this filing under Rule 14a-12 of the Securities Exchange Act of 1934, as amended.

Important Information

        PL Capital Group currently intends to file a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with PL Capital Group’s potential submission of corporate governance proposals for approval by stockholders at Bancorp Rhode Island’s 2009 Annual Meeting of Stockholders. The definitive proxy statement and proxy card will be sent to stockholders of Bancorp Rhode Island seeking their support of the corporate governance proposals at Bancorp Rhode Island’s 2009 Annual Meeting of Stockholders. Stockholders are urged to read the definitive proxy statement and proxy card when they become available, because they will contain important information about the corporate governance proposals submitted by PL Capital Group and related matters. Stockholders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by PL Capital Group with the SEC at the SEC’s web site at www.sec.gov. The definitive proxy statement (when available) and other related SEC documents filed by PL Capital Group with the SEC may also be obtained free of charge from PL Capital Group.

        PL Capital Group consists of the following persons who will be participants in the solicitation from Bancorp Rhode Island, Inc.’s stockholders of proxies in favor of PL Capital Group’s corporate governance proposals: PL Capital, LLC; Goodbody/PL Capital, LLC; Financial Edge Fund, L.P.; Financial Edge-Strategic Fund, L.P.; PL Capital/Focused Fund, L.P.; Goodbody/PL Capital, L.P.; PL Capital Advisors, LLC; Richard J. Lashley; and John W. Palmer. Such participants may have interests in the solicitation, including as a result of holding shares of Bancorp Rhode Island common stock. Information regarding the participants and their interests will be contained in the definitive proxy statement to be filed by PL Capital Group with the SEC in connection with Bancorp Rhode Island’s 2009 Annual Meeting of Stockholders.

PL CAPITAL INFORMS BANCORP RHODE ISLAND’S BOARD OF (1) ITS INTENT TO SOLICIT PROXIES AT THE 2009 ANNUAL MEETING — SEEKING IMPROVEMENTS IN CORPORATE GOVERNANCE, AND (2) BANCORP RHODE ISLAND MANAGEMENT’S MISHANDLED CONFERENCE CALL ON JANUARY 29, 2009

Naperville, IL February 2, 2009 PR Newswire/ — On January 30, 2009, the PL Capital Group sent a letter to the board of directors of Bancorp Rhode Island, Inc. (NASDAQ: BARI), informing them of (1) PL Capital’s intent to solicit proxies from fellow shareholders of Bancorp Rhode Island at the 2009 Annual Meeting of Shareholders and (2) Bancorp Rhode Island management’s mishandling of an important conference call with analysts, investors and shareholders on January 29, 2009.

The PL Capital Group plans to issue its own proxy statement containing, among other things, the following shareholder proposals:

•	Majority Voting Standard-in an uncontested election, any director that fails to garner a majority of affirmative votes cast FOR their election will have to tender their resignation

•	Declassified Board-each and every director stands for election annually

•	Reduction in the size of the Board-Bancorp Rhode Island currently has fifteen directors; in PL Capital’s view a board that large is unsupportable in today’s economy (too expensive); in PL Capital’s view a much smaller board would also be more responsive and effective

“If these proposals are approved by shareholders and adopted by Bancorp Rhode Island, it would help ensure the board’s accountability to shareholders, each and every year, even in uncontested elections,” noted PL Capital principal Rich Lashley. “Bancorp Rhode Island’s board missed several critical opportunities to maximize shareholder value in 2006 and 2007, and management has failed to improve the performance of Bancorp Rhode Island as they promised. Shareholders deserve the right to cast a vote for directors each year that actually counts,” Mr. Lashley added.

“The majority voting and declassified board standards that we are proposing are widely considered to be the gold standard in corporate governance. We have asked the board of directors of Bancorp Rhode Island to adopt these standards unilaterally, before the 2009 Annual Meeting and without the need for a proxy contest,” noted PL Capital principal John Palmer. “We hope the board members place the interests of shareholders ahead of their own,” Mr. Palmer added.

PL Capital’s letter to the board of directors contained the following excerpts with regard to Bancorp Rhode Island’s performance and the decisions made by the board in the past few years, which led to PL Capital’s decision to seek these proposals:

“THE BOARD AND MANAGEMENT OF BANCORP RHODE ISLAND FAILED TO MAXIMIZE SHAREHOLDER VALUE AND IMPROVE THE PERFORMANCE OF THE COMPANY AS PROMISED

When Rich Lashley informed CEO Merrill Sherman in December 2007 that PL Capital was planning to run a proxy contest for three board seats at the May 2008 Annual Meeting, she seemed genuinely surprised that we felt the need to do that. She tried to convince him that it was unnecessary, saying that the board and management were focused on shareholder value and a proxy fight would interfere with the Company’s ability and intent to maximize shareholder value. In a subsequent letter to shareholders, the Company noted that “your Board, consistent with its fiduciary obligations, has always taken and will continue to take responsible and appropriate steps in evaluating all opportunities to enhance shareholder value, including potential mergers and acquisitions.” That same letter also noted that an investment bank had been advising the board on strategic matters including “the banking industry marketplace and all potential value-creating opportunities.” Ms. Sherman also made representations to shareholders that a vote for PL Capital was a vote for a “fire sale” and that the current board and management would maximize shareholder value on its own.

As you well know, we ran a proxy contest in 2007 and 2008 because we did not believe Ms. Sherman’s and the board’s representations about the intent to maximize the value of the franchise. We also felt compelled to run the proxy contests because it seemed clear to us that the Company’s performance was not going to improve materially. You must recall the numerous times we noted that the efficiency ratio was stuck in the 65% to 75% range when it should be 55% to 60%, the Return on Equity (ROE) was unlikely to significantly exceed 8% anytime soon, and because of this performance something had to change. We stated our belief that either new leadership should be brought in (starting at the top, with CEO Ms. Sherman) or the Company should be sold while it could obtain a high premium, reflective of the Company’s scarcity value and the relative health of the economy and bank merger market at that time.

In hindsight, we were correct, and still are. Unfortunately, the board and management have stayed the course and produced the following results, which we believe demonstrate the failure of the board and management to maximize shareholder value and improve the performance of the Company as promised:

•	BancorpRI’s stock declined 56% from a high of approximately $45 in late 2006 and early 2007 (which happens to coincide with PL Capital’s announced intent to run for board seats and push the Company to maximize shareholder value) to the current price of $19.75 (on January 29, 2009, shortly after the most recent Q4 2008 conference call, which did not go well in our view—see below);

•	BancorpRI’s ROE in 2006 (7.22%), 2007 (7.87%) and 2008 (8.01%) remained capped at the 8% level, as we predicted, well below the 10%+ ROEs produced in 2000, 2001, 2002, 2003, 2004 and 2005;

•	Management’s most recent guidance is for BancorpRI to earn approximately $1.60 to $1.70 per share in 2009, down from $1.96 per share in 2008; this implies a 2009 ROE of approximately 6%; and

•	BancorpRI’s efficiency ratio in 2006 (75.6%), 2007 (73.0%) and 2008 (67.7%) remained stuck in the 65% to 75% range we predicted, well above the 60% to 65% efficiency ratios produced in 1998, 1999, 2000, 2001 and 2002, and well above the 55% to 60% level achieved by many peers.

In our view, there is no doubt that by not selling BancorpRI in 2006 or 2007, the board missed a significant opportunity to maximize shareholder value. In 2007, a research analyst at Keefe, Bruyette & Woods (KBW) was quoted as saying that the BancorpRI franchise was worth approximately $44 per share in a sale. Other analysts previously opined that BancorpRI could be worth more than $50 per share in a sale. By most accounts, those levels were achievable if the board and management team had acted in 2006 or 2007.

CEO Merrill Sherman disagreed with our assessment, saying on numerous occasions that the shareholder value of BancorpRI would be maximized by growing the franchise instead of selling it. Despite her efforts and (we believe limited) success in growing the franchise and earnings, she and the board were wrong. The franchise value of BancorpRI is lower today than it was at any time in 2006 and 2007. It may take years, if ever, to recover the franchise value premium that could have been achieved in a 2006 or 2007 sale.

While we understand why a CEO who makes in excess of $1.0 million per year in total compensation running a public company would not want to admit that shareholders could be better served by selling the company (or stepping down so a more highly qualified bank executive could become CEO), we find it difficult to understand why the board failed to make this judgment. We are not holding the board accountable for not foreseeing the credit crunch or the severe recession, which has made the problems even worse. We are merely saying that we believe it was fairly easy to see that conditions in 2006 and 2007 (in the economy and the bank merger market) were very unlikely to improve and that waiting was a strategic mistake, as the Company’s performance was unlikely to materially improve.”

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Bancorp Rhode Island’s Management Mishandled an Important Conference Call with Analysts and Investors

On January 29, 2009 the management of Bancorp Rhode Island, CEO Merrill Sherman and CFO Linda Simmons, held a conference call to discuss the results for Q4 2008 and the year ended 2008. In that call, they also provided guidance for 2009. The call was mishandled in PL Capital’s view, for the reasons noted below, which were included in PL Capital’s letter of January 30, 2009 to the board of Bancorp Rhode Island, excerpts of which follow:

“THE MOST RECENT Q4 2008 CONFERENCE CALL WAS MISHANDLED—HURTING THE CEO’S AND COMPANY’S CREDIBILITY

At a time when shareholder and analyst angst is high and patience low, the Company decided to abruptly cut off the Q4 2008 and 2009 Guidance conference call after only 28 minutes, most of which was filled with management’s presentation. Only three callers were allowed to ask questions. We had several questions to ask and were waiting in the queue when the call suddenly ended. We are sure there were others that were cut-off as well. No warning was given that the call would be truncated so quickly. If analysts and shareholders were willing to remain on the line to ask questions, then management should have stayed on until all questions were asked and answered. This was not the first time this happened. You should recall a similar episode when management admitted that they purposely blocked us from asking questions on a quarterly conference call.

We believe the truncated Q4 2008 and 2009 Guidance conference call is just another example of how poorly the Company and management treat shareholders. We recall how we and other shareholders were given limited time to speak and ask questions at the last two shareholders’ meetings. We also recall the unprofessional and embarrassing behavior of board member Anthony “Tony the Barber” Andrade (his description, not ours) at the May 2008 Annual Meeting. The board should be embarrassed by this behavior.

One lesson we have learned repeatedly over the years is that the companies, CEOs and CFOs who are open, transparent and available for questions (and even criticism) are the ones that get the benefit of the doubt, especially in tough times. Based on the actions we have seen, this management team has not demonstrated openness and transparency, nor demonstrated a willingness to listen to shareholders.

For example, the Q4 2008 press release was not issued in its entirety until one-half hour before the call began. Even if the press release had been issued normally, it would not have been timely. The quarterly press release is normally released at 8 a.m., two hours before the call begins, a time frame we have objected to several times with management, to no avail. Very few public companies have that short of a window between the press release and the conference call, and we believe that it is inappropriate and serves no purpose. There is no apparent reason why the press release is not issued the afternoon before the next morning’s conference call.

Further, we believe the tone at the top is not conducive to good shareholder relations. Specifically, CEO Merrill Sherman has demonstrated to us a reluctance to be open and deal with shareholders in a productive and respectful manner. Whether she realizes it or not, we have observed that she becomes notably impatient and curt when anyone questions her or requests more in-depth responses. In our conversations with her, she also typically refuses to answer any question in-depth, by invoking “Regulation FD.” We talk to CEO’s and CFO’s constantly, and none of them hide behind “Regulation FD” as often as she does.”

Contact:	Richard Lashley	John W. Palmer
	973-360-1666	630-848-1340
	Bankfund@aol.com	Palmersail@aol.com

Important Information

PL Capital Group currently intends to file a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with PL Capital Group’s potential submission of corporate governance proposals for approval by stockholders at Bancorp Rhode Island’s 2009 Annual Meeting of Stockholders. The definitive proxy statement and proxy card will be sent to stockholders of Bancorp Rhode Island seeking their support of the corporate governance proposals at Bancorp Rhode Island’s 2009 Annual Meeting of Stockholders. Stockholders are urged to read the definitive proxy statement and proxy card when they become available, because they will contain important information about the corporate governance proposals submitted by PL Capital Group and related matters. Stockholders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by PL Capital Group with the SEC at the SEC’s web site at www.sec.gov. The definitive proxy statement (when available) and other related SEC documents filed by PL Capital Group with the SEC may also be obtained free of charge from PL Capital Group.

Participants in Solicitation

PL Capital Group consists of the following persons who will be participants in the solicitation from Bancorp Rhode Island, Inc.‘s stockholders of proxies in favor of PL Capital Group’s corporate governance proposals: PL Capital, LLC; Goodbody/PL Capital, LLC; Financial Edge Fund, L.P.; Financial Edge-Strategic Fund, L.P.; PL Capital/Focused Fund, L.P.; Goodbody/PL Capital, L.P.; PL Capital Advisors, LLC; Richard J. Lashley; and John W. Palmer. Such participants may have interests in the solicitation, including as a result of holding shares of Bancorp Rhode Island common stock. Information regarding the participants and their interests will be contained in the definitive proxy statement to be filed by PL Capital Group with the SEC in connection with Bancorp Rhode Island’s 2009 Annual Meeting of Stockholders.